Exhibit 4.48					Exhibit H

Movement #	Payor	Payee	Instructions		Amount

Wire #1	International Playthings, Inc.	Citi's Middle Market Bank	Bank:	Citibank N.A.	$10,599,140.58
(Outbound)	(Source - Revolver Draw)	(Purpose - Payoff of	ABA#:	3211-7118-4
		existing line of credit)	Acc#:	564000164
			Name:	Loan# 4126911503-5025786789
			Ref:	International Playthings, Inc. - payoff

Wire #2	International Playthings, Inc.	Luskin, Stern, & Eisler	Bank:	Citibank, NA	$35,000.00
(Outbound)	(Source - Revolver Draw)	(Purpose - Pay legal expenses)	ABA#:	021000089
		(Debit Revolver)	Acc#:	53493419
			Name:	Luskin, Stern & Eisler LLP
			Ref:	International Playthings, Inc.

Book entry #1	International Playthings, Inc.	CitiCapital ABF			$65,000.00
		(Purpose - Closing Fee)		Operations will debit the Revolver to reflect payment of the Closing Fee. This fee will be earned by ABF and amortized over two years.

Book entry #2	International Playthings, Inc.	Revolving Account			$100,000.00
		(Purpose - Paydown revolver with IPI's deposits)		Operations will credit the Revolver to reflect the three deposits held for IPI.

Wire #3	International Playthings, Inc.	Durkin Group LLC	Bank:	Chase Bank	$6,306.18
(Outbound)		(Purpose - pay for Field Exams)	ABA#:	21000021
		(Debit Revolver)	Acc#:	543-5004377-65
			Ref:	Inter. Playthings, Inc. - Invoices # 15739 and #15767

Wire #4	International Playthings, Inc.	Revolving Account	Bank:	Citibank, NA	$3,700,000.00
(Incoming)		(Purpose - Pay down revolver)	ABA#:	021000089
		(Proceeds to be credited to Revolver)	Acc#:	30573686
			Name:	CitiCommercial Asset Based Finance
			Ref:	International Playthings, Inc. - paydown